EXHIBIT 2.1
ASSET TRANSFER AGREEMENT
By and Between
AIRDESK, LLC
and
AIRDESK, INC.
Effective January 1, 2006

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Exhibit A	Escrow Agreement
Exhibit B*	Earn-Out
Exhibit C*	Bill of Sale, Assignment and Assumption Agreement
Exhibit D*	Severance Agreement
Exhibit E*	Intellectual Property, Confidentiality and Non-Competition Agreement
Exhibit F	Registration Rights Agreement

Disclosure Schedules*
Schedule 1.1(a)	Hardware and Software
Schedule 1.1(b)	Excluded Assets
Schedule 1.4(d)	Short and Long-Term Debt
Schedule 1.4(e)	Adjusted Net Worth Calculation
Schedule 1.4(g)	Purchase Price Allocation
Schedule 1.5	Assumed Liabilities
Schedule 3.1	Jurisdictions
Schedule 3.3	Disclosure Regarding Relations with Customers and Suppliers
Schedule 3.4	Required Consents
Schedule 3.6	Financial Statements
Schedule 3.7	Transactions with Affiliates
Schedule 3.14	Authorizations
Schedule 3.15	Litigation
Schedule 3.16	Insurance
Schedule 3.17	Assumed Contracts
Schedule 3.18	Inventory
Schedule 3.20	Intellectual and Personal Property
Schedule 3.21	Disclosure Regarding Contractual or Intellectual Property Matters
Schedule 3.23	Real Property
Schedule 3.24	Warranties
Schedule 3.25	Suppliers
Schedule 3.28	Broker’s Fees

*	Registrant has omitted certain exhibits to the Asset Transfer Agreement referenced above and agrees to furnish supplementally a copy of any omitted exhibit to the Commission upon request.

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ASSET TRANSFER AGREEMENT
     THIS ASSET TRANSFER AGREEMENT (this “Agreement”) is entered into as of the 1st day of January 2006, by and between Airdesk, LLC, a Georgia limited liability company (“Acquiror”) and AIRDESK, Inc., a Pennsylvania corporation (“ Transferor”).
     WHEREAS, Transferor is in the business of providing machine-to-machine (M2M) solutions and services across a variety of vertical and horizontal markets including utilities, security, fleet management, asset tracking, inventory control, point-of-sale systems, vending, healthcare, and a host of other M2M markets as a cross-carrier network operator (the “Business”); and
     WHEREAS, Transferor desires to Transfer (as defined) to Acquiror and Acquiror desires to accept Transfer from Transferor, on the terms and conditions hereinafter set forth, substantially all the assets, properties and rights of Transferor used, held for use or useful in, or otherwise relating to the Business (the “Transaction”);
     WHEREAS, it is the intention of the parties to this Agreement that the Transaction provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the U.S. Treasury Regulations.
     Now, therefore, in consideration of the mutual agreements, representations, warranties and covenants set forth below, Acquiror and Transferor agree as follows:
ARTICLE I — TRANSFER
     1.1 Agreement to Transfer. At the Closing (as defined below) and except as otherwise specifically provided in Section 1.1(b), Transferor shall grant, transfer, convey, assign, transfer and deliver (“Transfer”) to Acquiror all right, title and interest of Transferor in and to (a) the Business as a going concern, and (b) all of the assets, properties and rights of Transferor, of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, constituting the Business or used, held for use or useful in or otherwise relating to the Business (which Business, assets, properties and rights are herein sometimes called the “Assets”), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.
          (a) Included Assets. The Assets shall include without limitation the following assets, properties and rights of Transferor used directly or indirectly in the conduct of, or generated by or constituting, the Business, except as otherwise expressly set forth in Section 1.1(b) hereof:
               (i) all computer software and hardware, including without limitation, the hardware and software set forth on Schedule 1.1(a);

               (ii) all technologies, methods, formulations, data bases, trade secrets, know-how, inventions and other intellectual property used or under development for use in the Business including, without limitation, any proprietary software developed by Transferor used in the operation of the Business;
               (iii) all rights under any written or oral contracts, agreements, leases, including without limitation for Real Property (as defined below), plans, licenses, certificates used or held for use in the Business, including those set forth on Schedule 3.17;
               (iv) all rights under any patent, trademark, service mark, trade name or copyright, whether registered or unregistered, and any applications and registrations therefore, including without limitation, those set forth on Schedule 1.1(a);
               (v) all prepaid items, amounts received from customers for future services, customer deposits, unbilled costs and fees;
               (vi) all rights or choses in action arising out of occurrences before or after the Closing, including without limitation all rights arising under any Contract (as defined below) or under express or implied warranties relating to any of the Assets;
               (vii) all other assets, including inventory, and properties reflected on the Most Recent Balance Sheet (as defined below);
               (viii) all toll free and other telephone numbers;
               (ix) all websites and e-mail addresses;
               (x) all information, files, records, data, plans, price lists, operations manuals, contracts and recorded knowledge, including customer, supplier, vendor, and subcontractor lists, related to any of the foregoing; and
               (xi) all other assets used or useful in the Business.
     (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include the assets, properties or rights set forth on Schedule 1.1(b) (the “Excluded Assets”).
     1.2 Agreement to Accept Transfer. At the Closing, Acquiror shall accept Transfer of the Assets from Transferor, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Transferor contained herein, in exchange for the Transfer Price (as defined herein). In addition, Acquiror shall assume at the Closing and agree to pay, discharge or perform, as appropriate, certain liabilities and obligations of Transferor only to the extent and as provided in Section 1.5 of this Agreement. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 1.5, ACQUIROR SHALL NOT ASSUME OR BE RESPONSIBLE FOR ANY LIABILITIES OR OBLIGATIONS OF THE BUSINESS OR TRANSFEROR.

     1.3 Acquisition Price.
          (a) Acquisition Price. In exchange for the Transfer of the Assets, Acquiror will pay to Transferor a price as described below, subject to adjustment at Closing and after Closing as described below in Section 1.4 (the “Transfer Price”). The Transfer Price shall be payable as follows:
               (i) $1,000,000 in Numerex Corp. Class A Common Stock, subject to Rule 144 restrictions (“Numerex Stock”), registered in the name of Transferor and delivered at Closing to Salisbury & Ryan LLP, as Escrow Agent, which stock shall be administered and disbursed pursuant to an escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), which Escrow Agreement shall provide for the release of (X) on the one (1) year anniversary of the Closing Date, one-half of (A) the Numerex Stock, referenced above less (B) any amounts deducted pursuant to Section 1.4(b) and Section 1.4(c), (Y) on the eighteen (18) month anniversary of the Closing Date, one-half of the then remaining balance thereof and (Z) on the two (2) year anniversary of the Closing Date, the then remaining balance;
               (ii) $200,000 in Numerex Stock registered in the name of and delivered to Transferor at the Closing;
               (iii) $800,000 in Numerex Stock, as adjusted pursuant to Section 1.4, registered in the name of Transferor and delivered at Closing to the Escrow Agent, which stock shall be administered and disbursed pursuant to the Escrow Agreement, which Escrow Agreement shall provide for the release of $400,000 in Numerex Stock, or such lesser amount as may remain after amounts deducted pursuant to Section 1.4, including Section 1.4(c), on the one (1) year anniversary of the Closing Date and the then remaining balance thereof on the two (2) year anniversary of the Closing Date;
               (iv) an earn-out of $1,500,000 in Numerex Stock, which shall be administered and disbursed pursuant to the Escrow Agreement, which Escrow Agreement shall provide for payment to Transferor over three years as provided in Exhibit B less any amounts deducted pursuant to Section 1.4(c); and
               (v) Assumption of the assumed liabilities, as identified in Section 1.5.
          (b) The number of shares of Numerex Stock to be delivered or released in connection with the dollar amounts of Numerex Stock in items (a)(i), (ii) and (iii) above shall be determined by dividing the dollar amounts above by $4.80 and the dollar amounts of Numerex Stock in item (a)(iv) above shall be determined by dividing the dollar amounts above by $5.00. To the extent any adjustment is required pursuant to the terms of Section 1.4, the share reduction or increase shall be determined by dividing the dollar amount of the adjustment by $4.80, as it relates to (a)(i) and (iii) and $5.00, as it relates to (a)(iv).

          (c) The Escrow Agreement shall provide that any Numerex Stock held in escrow shall be released upon a Change of Control. “Change of Control” shall mean (A) the Acquiror ceasing to be an Affiliate (as defined) of Numerex, (B) the acquisition of shares of Numerex by any “person” or “group” (as such terms are used in Rule 13d-3 under the Securities Exchange Act of 1934 as now or hereafter amended) in a transaction or series of transactions that result in such person or group directly or indirectly first owning beneficially more than 50% of any class of Numerex stock after the date of this Agreement, (C) the consummation of a merger or other business combination after which the holders of voting capital stock of Numerex do not collectively own 50% or more of the voting capital stock of the entity surviving such merger or other business combination or the sale, lease, exchange or other transfer in a transaction or series of transactions of all or substantially all of the assets of Numerex or Acquiror or (D) as the result of or in connection with any cash tender offer or exchange offer, merger or other business combination, sale of assets or contested election of directors or any combination of the foregoing transactions (a “Transaction”), the persons who constituted a majority of the members of the Board of Directors of Numerex on the date hereof and persons whose election as members of the Board of Directors was approved by such members then still in office or whose election was previously so approved after the date hereof, but before the event that constitutes a Change of Control, no longer constitute such a majority of the members of the Board of Directors then in office.
1.4 Adjustments to Transfer Price. The Transfer Price shall be subject to adjustment as follows:
     (a) In the event indemnification is required pursuant to Section 8.2(a) of this Agreement as a result of a breach of any representation or warranty contained in Article III, other than as set forth in (b) below, the amount of such Losses (as defined in Section 8.2) shall be offset against the Transfer Price, specifically, first against the Numerex Stock delivered pursuant to Section 1.3(a)(iii) and second against the Numerex Stock delivered pursuant to Section 1.3(a)(iv).
     (b) In the event indemnification is required pursuant to Section 8.2(a) of this Agreement as a result of a breach by Transferor of the representation and warranty set forth in Section 3.8 relating to undisclosed liabilities, the amount of such Losses shall be offset against the Transfer Price, specifically, first against the Numerex Stock delivered pursuant to Section 1.3(a)(iii), second against the Numerex Stock delivered pursuant to Section 1.3(a)(i) and third against the Numerex Stock delivered pursuant to Section 1.3(a)(iv).
     (c) As provided in any agreement delivered pursuant to Section 2.2..
     (d) At Closing, Transferor shall deliver to Acquiror a schedule of assumed short-term and long-term debt obligations, which schedule shall be subject to Acquiror’s approval and thereafter attached to this Agreement as Schedule 1.4(d).
     (e) At Closing, Transferor shall deliver a schedule as of the Closing Date that shows the extent to which the trade payables and accrued expenses assumed by Acquiror at the Closing hereunder exceed or are less than the total of current and fixed assets (“adjusted net worth test”) as reflected on the Transferor’s balance sheet on the Closing Date. For purposes of calculating the adjusted net worth test, balance sheet items shall be determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied and fixed assets will be deemed to include net tangible fixed assets and intangible assets including Transferor owned software and trademarks up to an agreed maximum value of $416,000. Also for purposes of calculating the adjusted net worth test, the calculation of accounts payable and accrued expenses shall include liabilities related to the sale of goods and services in the ordinary course of business but shall exclude all liabilities classified as debt obligations (whether long- or short-term), which shall be listed on the schedule delivered pursuant to Section 1.4(d). At Closing, in the event that the adjusted net worth test is a positive number, then cash included in the current assets would be reduced (and cash deliverable by Transferor to Acquiror at Closing would be concomitantly reduced) to the extent necessary to reduce the adjusted net worth calculation to zero. In the event that the adjusted net worth test calculation at Closing yields a positive number, but the Transferor’s cash balance is zero, the Numerex Stock delivered pursuant to Section 1.3(a)(iii) shall be increased by such remaining positive amount. In the event that the adjusted net worth test calculation at Closing yields a negative number, then the Numerex Stock delivered pursuant to Section 1.3(a)(iii) shall be decreased by an amount equal to such deficit. The Acquiror and Transferor shall agree to the calculation of the adjusted net worth test at Closing and to any necessary Transfer Price adjustments and shall attach such calculation to this Agreement as Schedule 1.4(e). Forty five (45) days after the Closing Date, the parties shall revise the adjusted net worth test, if necessary, based on updated calculations as of December 31, 2005. Any adjustment to the Numerex Stock based on such post-closing adjusted net worth test shall be evidenced by a revised Schedule 1.4(e) signed by both parties and the corresponding adjustment to the Numerex Stock, if any, shall be made to the Numerex Stock delivered pursuant to Section 1.3(a)(iii).
     (f) Any Transfer Price adjustment pursuant to Section 1.4 shall be effected only by increasing or reducing the amount of Numerex Stock held pursuant to the Escrow Agreement as set forth above.
     (g) Allocation of Transfer Price. The Transfer Price as finally determined shall be allocated among the Assets acquired hereunder as described on Schedule 1.4(g). The Parties hereby covenant and agree that they will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.4(g) or Section 9.3.
     1.5 Assumption of Liabilities.
          (a) At the Closing, Acquiror shall assume and agree to pay, discharge or perform, as appropriate, only the following liabilities and obligations of Transferor (hereinafter the “Assumed Liabilities”):
               (i) liabilities and obligations under the Assumed Contracts (as defined in Section 3.17) solely to the extent arising and relating to periods from and after the Closing Date; and
               (ii) those other liabilities that are expressly set forth on attached Schedule 1.5.

                    Except as expressly set forth in this Section 1.5(a), Acquiror is not assuming any liabilities or obligations of, or related to, Transferor or the Business, and Transferor agrees to pay and discharge all such nonassumed liabilities and obligations as and when the same become due and payable.
          (b) Without limiting the foregoing, unless set forth on Schedule 1.5, in no event shall Acquiror assume or incur any liability or obligation under this Section 1.5 or otherwise in respect of any of the following:
               (i) any liability or obligation under any Assumed Contract (as defined in Section 3.17) arising or relating to any period prior to the Closing Date or any finance or equipment lease obligations, whether related to the Assets or otherwise, other than the Atigen phone system lease;
               (ii) any indebtedness, whether related to the Assets or otherwise;
               (iii) any breach of contract, product liability or similar claim, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Transferor or alleged to have been made by Transferor, or which is imposed or asserted to be imposed by operation of law, to the extent in connection with any service performed or product designed, sold, or leased by or on behalf of Transferor on or prior to the Closing Date;
               (iv) any federal, state or local income or other tax (x) payable with respect to the business, assets, properties or operations of Transferor for any period prior to the Closing Date, or (y) incident to or arising as a consequence of the consummation by Transferor of this Agreement and the transactions contemplated hereby;
               (v) any liability or obligation under or in connection with the Excluded Assets;
               (vi) any liability or obligation to any employees, agents or independent contractors of Transferor or under any benefit arrangement with respect thereto;
               (viii) any customer claims, charge-backs, or related liability or obligation attributable to periods and arising from sales of goods or services occurring prior to the Closing Date not including product returns in the ordinary course of business consistent with past practice; and
               (ix) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses of counsel, accountants and other experts.

          (c) In connection with the liability to Motorola, Inc. disclosed on Schedule 1.5, Michael W. Lang, President of Transferor (“Lang”) has executed a Guaranty of even date herewith in favor of Motorola, Inc. (the “Guaranty”). Acquiror agrees to defend, indemnify and hold harmless Lang from any and all claims, losses, damages, liabilities, expenses or costs, including reasonable attorneys’ fees, costs and expenses of investigation, penalties, interest and amounts paid in settlement or otherwise incurred or to be incurred by Lang by reason of, arising out of or related to the Guaranty. In the event that Lang is required to pay any amount to Motorola, Inc. in connection with the Guaranty, Numerex Stock held in escrow sufficient to cover such amount paid by Lang shall be promptly released.
ARTICLE II — CLOSING
     2.1 Closing. The closing (the “Closing”) of the sale and Transfer of the Assets shall take place at Duane Morris LLP, 30 S. 17th Street, at 10a.m., local time, on January 2, 2006 or such other date as the Parties may mutually determine (the “Closing Date”). The Closing may take place by facsimile, overnight delivery or other means determined acceptable by the parties. The Closing shall be deemed effective for accounting purposes as of 12:01 a.m., January 1, 2006.
     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:
          (a) Transferor shall deliver to Acquiror the following:
               (i) a duly executed bill of sale, assignment and assumption agreement substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);
               (ii) a duly executed promissory note and related stock pledge agreement by Lang in a form agreed to between Acquiror and Lang (collectively the “Loan Documents”);
               (iii) a duly executed counterpart of the Escrow Agreement;
               (iv) a duly executed counterpart of the Agreement with respect to Lang’s employment terms substantially in the form attached hereto as Exhibit D (the “Severance Agreement”) and the related Intellectual Property and Non-Competition Agreement substantially in the form attached hereto as Exhibit E (the “Confidentiality Agreement”);
               (v) A duly executed counterpart of the Registration Rights Agreement substantially in the form attached hereto as Exhibit F (the “Registration Rights Agreement”);
               (vi) a duly executed guaranty agreement from Lang guaranteeing Transferor’s obligations to indemnify Acquiror for Losses for breach of Section 3.8 to the extent (A) such breach was committed with Knowledge (as defined in Section 3.9) and (B) such Losses exceed the Acquisition Price; provided, however, that such indemnification shall be limited to the dollar amount of liabilities assumed pursuant to Section 1.5.

               (vii) a legal opinion from Duane Morris LLP, addressed to Acquiror, dated as of the Closing Date, in form and substance satisfactory to Acquiror and its counsel as to (i) Transferor’s good standing, (ii) Transferor’s power and authority, (iii) Transferor’s due execution and delivery of the Agreement and each of the Transaction Documents (as defined in the legal opinion), (iv) enforceability of the Agreement and each of the Transaction Documents, and (v) non-contravention; and
               (viii) a Secretary’s Certificate attaching of Transferor’s Articles of Incorporation and all amendments thereto as in effect on the Closing Date and a certificate of good standing of Transferor issued by the Pennsylvania Secretary of State, dated as of a date not more than thirty (30) days prior to the Closing Date.
and simultaneously with such delivery, all such steps will be taken as may be required to put Acquiror in actual possession and operating control of the Assets.
          (b) Acquiror shall deliver the following:
               (i) a duly executed counterpart of the Escrow Agreement to Transferor;
               (ii) a duly executed counterpart of the Assignment and Assumption Agreement to Transferor;
               (iii) stock certificates representing Numerex Stock to the Escrow Agent pursuant to Section 1.3(a) (675,000 shares of Numerex Stock);
               (iv) a stock certificates representing $200,000 in Numerex Stock issued to Transferor (41,667 shares of Numerex Stock);
               (v) $250,000 in cash representing the loan made by Acquiror to Lang, pursuant to the Loan Documents;
               (vi) a legal opinion from Numerex’s counsel, addressed to Transferor, dated as of the Closing Date, in form and substance satisfactory to Transferor and its counsel as to (A) Acquiror’s and Numerex’s good standing, (B) Acquiror’s and Numerex’s power and authority, (C) Acquiror’s and Numerex’s execution and delivery of the Agreement and each of the Transaction Documents (as defined in the legal opinion), (D) enforceability of the Agreement and each of the Transaction Documents, and (E) non-contravention;
               (vii) a duly executed counterpart to the Severance Agreement to Transferor; and
               (viii) a duly executed counterpart to the Registration Rights Agreement to Transferor.

     2.3 Third-Party Consents. Transferor, at its expense, shall use all commercially reasonable efforts to obtain all Required Consents (as defined below) prior to Closing. To the extent that Transferor’s rights under any agreement, contract, commitment, or other Asset to be assigned or conveyed to Acquiror hereunder may not be assigned without the consent of another person which has not been obtained at or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Acquiror’s rights under the Asset in question so that Acquiror would not in effect acquire the benefit of all such rights, Transferor, to the maximum extent permitted by law and the Asset, shall act after the Closing as Acquiror’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Acquiror in any other reasonable arrangement designed to provide such benefits to Acquiror.
     2.4 Power of Attorney. Without limiting any provisions hereof, Transferor hereby agrees constitutes and appoints Acquiror, its successors and assigns, as the true and lawful attorney of Transferor with full power of substitution in the name of Acquiror or in the name of Transferor but for the benefit and at the expense of Acquiror, but in all events only as relates to the Assets: (a) to institute and prosecute all proceedings which Acquiror may deem proper in order to collect, assert or enforce any right or title of any kind in or to the Assets, to defend or compromise any and all actions, suits or proceedings in respect of any of the Assets and to do all such acts and things in relation thereto as Acquiror shall deem advisable, and (b) to take all actions which Acquiror may deem proper in order to provide for Acquiror the benefits under any contracts, licenses, sales orders or sales orders included in the Assets. Transferor acknowledges that the powers provided pursuant to this Section 2.4 are coupled with an interest and shall be irrevocable by Transferor or by its subsequent dissolution or in any manner or for any reason. Acquiror shall be entitled to retain for its own account any amounts collected pursuant to Section 2.4, including any amounts payable as interest in respect thereof.
     2.5 Further Assurances. Transferor, from time to time after the Closing, at Acquiror’s request, will execute, acknowledge and deliver to Acquiror all such other instruments of conveyance and transfer and will take all such other actions and execute and deliver such other documents, certifications and further assurances as Acquiror may require in order to vest more effectively in Acquiror, or to put Acquiror more fully in possession of, any of the Assets, or to better enable Acquiror to complete, perform or discharge any of the liabilities or obligations assumed by Acquiror at the Closing pursuant to Section 1.5 hereof. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF TRANSFEROR
     Transferor represents and warrants to Acquiror that, except as set forth in the Disclosure Schedules, the statements contained in this Article III are correct and complete as of the date of this Agreement and as of the Closing Date (as though made on such date).
     3.1 Corporate Existence. Transferor is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Transferor is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of the Business by it requires it to be so qualified, all of which jurisdictions are listed on Schedule 3.1.
     3.2 Corporate Power; Authorization; Enforceable Obligations. Transferor has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted, and Transferor has all required power and authority to execute and deliver this Agreement and all other agreements, instruments and documents to be delivered by Transferor hereunder (the “Related Documents”) and to perform the obligations to be performed by Transferor hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Documents by Transferor have been duly authorized by all necessary corporate action. This Agreement has been, and the Related Documents will be, duly executed and delivered by a duly authorized officer of Transferor, and this Agreement constitutes, and the Related Documents when executed and delivered (assuming due execution and delivery by parties other than Transferor) will constitute, the legal, valid and binding obligations of Transferor, enforceable against Transferor in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.
     3.3 Relations with Customers and Suppliers. Except as set forth on Schedule 3.3, there are no facts or circumstances known to Transferor in the dealings between the Transferor and any of the Transferor’s customers or vendors that would (a) materially inhibit or preclude the performance of the Assumed Contracts by Acquiror after the Closing or (b) cause Transferor or any such vendor or customer to cease providing goods and services in the same manner, at the same volume and at the same price as currently provided. No customer or vendor to the Company has given notice or in the past twelve (12) months threatened not to renew any Assumed Contract or to otherwise discontinue purchasing or procuring goods or services of or to the Transferor, and Transferor has no reason to believe that any loss of any customer or supplier will result because of the consummation of the transactions contemplated hereby.
     3.4 Noncontravention. Neither the execution, delivery or performance by Transferor of this Agreement or any of the Related Documents, nor the consummation by Transferor of the transactions contemplated hereby or thereby, nor compliance by Transferor with any provision hereof or thereof will: (a) conflict with or result in a breach of any provision of the articles of incorporation, bylaws and any shareholder agreements of the Transferor; (b) violate any provision of law, statute, rule or regulation, or any order, writ, injunction, permit, judgment, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Transferor or the Business; or (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, give any party the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of such parties under, or result in the imposition of any encumbrance or security interest upon any Asset under any of the following: any Assumed Contract, Authorization (as defined herein) or other instrument, document, understanding or obligation, whether oral or written, to which Transferor is a party or by which it is bound or to which any of its properties or assets is subject. Except as set forth on Schedule 3.4, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority or third-person is required in connection with the execution and delivery of this Agreement and the Related Documents by the Transferor pursuant hereto, or the consummation of the transactions contemplated hereby or thereby (collectively, the “Required Consents”).
     3.5 No Third-Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Transferor’s assets, properties or rights included in the Assets or any interest therein.
     3.6 Financial Statements. Attached to the Disclosure Schedules are the following financial statements related to the Business (the “Financial Statements”): (a) audited balance sheets and related income statements as of and for the fiscal years ended 2003 and 2004 (the “FYE Statements”); (b) an unaudited balance sheet as of November 30, 2005 (the “Most Recent Balance Sheet”); and (c) unaudited income statement for the nine-month period ended September 30, 2005. Each of the Financial Statements (including the related notes and schedules) has been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods covered thereby, presents fairly the financial condition of the Business as of the indicated dates and the results of operations, retained earnings and changes in financial position of the Business for the indicated periods, is correct and complete in all material respects, and is consistent with the books and records of Transferor. Transferor has not received any advice or notice from its independent accountants that it has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting any assets, liabilities, revenues or expenses in any of the Financial Statements or in its books and records under the accounting method pursuant to which they were prepared.
     3.7 Transactions with Affiliates. Schedule 3.7 sets forth the identity and relationship of any Affiliate of the Transferor that provides or has an interest in any services, products or the use of tangible or intangible property (whether subject to a written agreement or otherwise) related to the Business or the Assets (whether or not such Affiliate is compensated for such services, products or property). Without limiting the foregoing, Schedule 3.7 sets forth any goods or services which the Transferor utilizes which are also utilized by any affiliates of Transferor and/or which are obtained by Affiliates of Transferor for the benefit of Transferor. For purposes of this Agreement, “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with another Person. For purposes of this definition, “control”, including the terms “controlling” and “controlled,” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

     3.8 Absence of Undisclosed Liabilities. Transferor has no liability or obligation related to the Business (whether absolute or contingent, whether known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due) including any liability for taxes or for any goods or services used by the Transferor in the operation of the Business (including those paid to Affiliates), except for (a) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and not heretofore paid or discharged, and (b) liabilities which have arisen after the date of the Most Recent Balance Sheet in the normal and ordinary course of the Business consistent with past business practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). For purposes of this Agreement, the term “liabilities” shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, asserted or unasserted, liquidated or unliquidated, secured or unsecured.
     3.9 Tax and Other Returns and Reports. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed by Transferor (the “Tax Returns”) with respect to any federal, state, local or foreign taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions, (including without limitation all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license and any other tax or similar governmental charge or imposition under laws of the United States or any state of municipal or political subdivision thereof or any foreign country or political subdivision thereof) (the “Taxes”) have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are due and required to be filed, and all such Tax Returns properly reflect the liabilities of Transferor for Taxes for the periods, property or events covered thereby. All taxes, including those without limitation which are called for by the Tax Returns, or heretofore or hereafter claimed to be due by any taxing authority from Transferor, have been properly accrued or paid. The accruals for Taxes contained in the Most Recent Balance Sheet are adequate to cover the tax liabilities of Transferor with respect to the Business as of that date and include adequate provision for all deferred taxes, and nothing has occurred subsequent to that date to make any of such accruals inadequate. Transferor has not received any notice of assessment or proposed assessment in connection with any Tax Returns and there are not pending tax examinations of or tax claims asserted against Transferor or any of its assets or properties. Transferor has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Transferor. To Transferor’s Knowledge there is no reasonable basis for any additional assessment of any Taxes. Transferor has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon Transferor. For purposes of this Agreement, “Transferor’s Knowledge” means Lang’s actual knowledge after reasonable inquiry under the circumstances.

     3.10 Books of Account. The books, records and accounts of Transferor maintained with respect to the Business accurately and fairly reflect, in all reasonable detail, in all material respects the transactions and the assets and liabilities of Transferor with respect to the Business. Transferor has not engaged in any transaction with respect to the Business, except for transactions which have been and are reflected in the normally maintained books and records of the business.
     3.11 Existing Condition. Since the date of the Most Recent Balance Sheet, Transferor with respect to the Business has not:
     (a) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;
     (b) sold, encumbered, assigned or transferred any assets or properties which would have been included in the Assets if the Closing had been held on the date of the Most Recent Balance Sheet or on any date since then, except for the sale of inventory in the ordinary course of business consistent with past practice;
     (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of its Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance or any nature whatsoever;
     (d) made or suffered any amendment or termination of any agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;
     (e) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting its business, operations, assets, properties or prospects or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;
     (f) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

     (g) made commitments or agreements for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets;
     (h) changed any of the accounting principles followed by it or the methods of applying such principles; or
     (i) entered into any transaction other than in the ordinary course of business consistent with past practice.
     3.12 Title to Properties. Except for liens to secure Transferor’s borrowings from Hudson United Bank, which shall be released on or before the Closing Date, Transferor has good, valid and marketable title to all of the Assets, including without limitation all properties and assets reflected in the Most Recent Balance Sheet, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances.
     3.13 Condition of Assets. All facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair and are usable in the regular and ordinary course of business, subject to normal wear and tear. The Assets are all the assets, rights and interests necessary to permit the Acquiror to conduct the Business substantially as it is currently being conducted and operated and in material compliance with all applicable Regulations (as defined below), Assumed Contracts and Authorizations as of the Closing. No person other than Transferor owns any Assets situated on the premises of Transferor necessary to or used in the operation of the Business. To Transferor’s Knowledge, there does not exist any condition that materially interferes with the use of any of the Assets in connection with operation of the Business.
     3.14 Compliance with Law; Authorizations. Transferor has complied in all material respects with each, and is not in violation of any, law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, local or foreign, to which the Business, Transferor or any of the Assets is subject (“Regulations”). Transferor owns, holds, possesses or lawfully uses in the operation of the Business all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations from governmental authorities (“Authorizations”) which are in any material respect necessary for it to conduct its business as now conducted or for the ownership and use of the assets owned or used by Transferor in the conduct of the Business. Schedule 3.14 sets forth a correct and complete list of all Authorizations. Transferor is not in default, nor has it received any notice of any claim of default, with respect to any such Authorization, and each Authorization is in full force and effect, and each Authorization shall be fully transferred to Acquiror subject to any required consents.
     3.15 Litigation. Except as set forth on Schedule 3.15, no litigation, including any arbitration, mediation, claim, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the Transferor’s Knowledge, threatened, against Transferor, the Business or any of the Assets, or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. To the Transferor’s Knowledge, there are no facts or circumstances that could result in any claims or actions, suits, investigations or proceedings of the sort described in the preceding sentence. Neither Transferor nor any of its Affiliates is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority that may materially adversely affect the Business, Assets or the Transaction.

     3.16 Insurance. The assets, properties and operations of Transferor are insured under various policies of general liability and other forms of insurance, all of which are described in Schedule 3.16, which discloses for each policy the risks insured against, coverage limits, deductible amounts, all outstanding claims thereunder, and whether the terms of such policy provide for retrospective premium adjustments. All such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default by Transferor or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts reasonably believed by Transferor to be adequate in relation to the business and assets of Transferor and all premiums to date have been paid in full. Transferor has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance at any time. Schedule 3.16 also contains a true and complete description of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of Transferor.
     3.17 Contracts and Commitments. Except as set forth on Schedule 3.17, Transferor is not a party to any written or oral:
     (a) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party which supplies, products or services are used in the conduct of the Business;
     (b) agreement, contract or commitment to provide goods or services in connection with the Business;
     (c) agreement, contract or commitment relating to the Business or the Assets not otherwise listed on Schedule 3.17 and continuing over a period of more than six months from the date hereof;
     (d) distribution, dealer, representative or sales agency agreement, contract or commitment relating to the Business;
     (e) lease installment sale or financing arrangement under which Transferor is either lessor, lessee or payee relating to the Business, the Assets or any property at which the Assets are located;
     (f) note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money relating to the Business or the Assets or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person relating to the Business or the Assets;

     (g) commitment or agreement for any capital expenditure or leasehold improvement relating to the Business or the Assets;
     (h) agreement, contract or commitment limiting or restraining Transferor, the Business or any successor thereto from engaging or competing in any manner or in any business, nor, to the Knowledge of Transferor, is any employee of Transferor engaged in the conduct of the Business subject to any such agreement, contract or commitment;
     (i) license, franchise, distributorship or other agreement which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Transferor in the conduct of the Business; or
     (j) material agreement, contract or commitment relating to the Business not made in the ordinary course of business.
     With respect to each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on Schedule 3.17 (the “Assumed Contracts”), (i) each such Assumed Contract is valid and enforceable against Transferor in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application, (ii) Transferor is, and to Transferor’s Knowledge all other parties thereto are, in compliance with the provisions thereof, (iii) Transferor is not, and to Transferor’s Knowledge no other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein; and (iv) no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Transferor provided Acquiror correct and complete copies of all such agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings listed on Schedule 3.4. Except as set forth on Schedule 3.4, no written or oral agreement, contract or commitment described therein requires the consent of any party to its assignment in connection with the transactions contemplated hereby.
     3.18 Inventory. Items of inventory included in the Assets are merchantable and fit for the purpose for which they were procured and are not obsolete, damaged or defective except as set forth on Schedule 3.18.
     3.19 Receivables. Accounts receivable included in the Assets represent valid obligations arising from sales actually made or services actually performed by Transferor in the ordinary course of business. The accounts receivable are current and collectible, subject to reserves established for such accounts receivable. There is no contest, claim or right of set-off which may be asserted by any debtor of an accounts receivable relating to the amount or validity of such accounts receivable.

     3.20 Personal Property. Schedule 3.20 contains summary descriptions of all computer hardware, equipment and furniture and fixtures of Transferor included in the Assets as of the date of the Most Recent Balance Sheet.
     3.21 Contractual or Other Intellectual Property Matters. Transferor owns, is licensed in writing or has legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, internet domain names, and any applications therefor, software, technology, trade secrets, know-how and tangible or intangible proprietary information or materials that are used in, held for use in or otherwise relating to the Business (collectively, “Intellectual Property”). To Transferor’s Knowledge, neither Transferor nor the Business infringes upon or unlawfully or wrongfully uses any Intellectual Property owned or claimed by another. Transferor has not received any notice of any claim of infringement or any other claim or proceeding relating to any such Intellectual Property. No present or former employee of Seller owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property that Seller owns, possesses or uses in its operations as now or heretofore conducted. Schedule 3.21 provides a correct and complete list of (a) all confidentiality or non-disclosure agreements to which Seller or any of Seller’s employees engaged in the Business is a party that relates to the Business, and (b) each employee, consultant or independent contractor of Seller who has not signed Seller’s standard confidentiality, non-disclosure and assignment of inventions agreement. Except as set forth on Schedule 3.21, all rights of Seller in and to any Intellectual Property not owned by Seller are pursuant to written agreements included in the Assumed Contracts.
     3.22 Environmental Matters. Transferor has owned the Assets and the Business in compliance with all applicable federal, state, foreign and local laws and regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     3.23 Real Property. Except as set forth on Schedule 3.23, no real property, whether owned or leased, is included in the Assets and all rights of Transferor in and to any real property included in the Assets and not owned by Transferor are pursuant to written agreements included in the Assumed Contracts set forth on Schedule 3.17.
     3.24 Product and Service Warranties. Except as set forth on Schedule 3.24, (i) there are no warranties, express or implied, written or oral, with respect to any products or services of Transferor; (ii) there are no pending or threatened claims with respect to any such warranty, and Transferor has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due; and (iii) there are no product or service liability claims (whether arising for breach of warranty or contract, or for negligence or other tort, or under any statute) against or involving Transferor or any product or service of Transferor, and no such claims have been settled, adjudicated or otherwise disposed of.

     3.25 Suppliers. Schedule 3.25 contains a correct and complete list of the names and addresses of all suppliers of or to the Business, including any licensor of any Intellectual Property. Transferor has not received any notice nor has any Knowledge that any current supplier to the Business will not continue to supply the Business on the same basis as it currently supplies the Business.
     3.26 Availability of Documents. Transferor has made available to Acquiror copies of all material documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, Intellectual Property listed in the Disclosure Schedules hereto or referred to herein. Such copies are true, correct and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.
     3.27 Ability to Pay Debts. Upon Closing, Transferor will have sufficient assets to pay its debts and liabilities that are not assumed by Acquiror. Transferor covenants to pay all debts and liabilities as they come due.
     3.28 Brokers’ Fees. Except as set forth on Schedule 3.28, Transferor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
     3.29 Conveyance of Assets. Any and all Assets which were heretofore transferred from Airfinity, LLC, as predecessor in interest to Transferor, to Transferor were transferred pursuant to valid and legally binding bill(s) of sale and assignment and assumption agreements, free and clear of any and all liens, charges and encumbrances, and all consideration due therefore has been paid in full by Transferor.
     3.30 Fair Value. The Transfer Price was agreed upon by the parties based upon arm’s length negotiations and represents the fair value of the Assets. The Board of Directors of Transferor has unanimously agreed that the consideration payable by the Acquiror pursuant to this Agreement represents the fair market value of such Assets.
     3.31 Disclosure. No representation or warranty by Transferor in this Agreement or any Related Document furnished or to be furnished to Acquiror pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF ACQUIROR
     Acquiror and Numerex jointly and severally represent and warrant to Transferor that the statements contained in this Article IV are correct and complete as of the Closing Date.

     4.1 Corporate Existence. Acquiror is a limited liability company duly organized and validly existing under the laws of the State of Georgia. Acquiror is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business immediately after the Transaction would require it to be so qualified.
     4.2 Corporate Power and Authorization. Acquiror has the power, authority and legal right to execute, deliver and perform this Agreement and the Related Documents to which it is a party. The execution, delivery and performance of this Agreement and the Related Documents by Acquiror have been duly authorized by all necessary action. This Agreement has been, and the Related Documents to which Acquiror will be a party will be, duly executed and delivered by Acquiror, and this Agreement constitutes, and the Related Documents when executed and delivered will constitute, the legal, valid and binding obligations of Acquiror enforceable against Acquiror in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.
     4.3 Noncontravention. The execution, delivery and performance by Acquiror of this Agreement and the Related Documents to which Acquiror will be a party does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Acquiror is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Acquiror, (c) the charter documents or bylaws of Acquiror, or (d) any material provision of any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Acquiror is a party or by which Acquiror is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Acquiror.
     4.4 Brokers’ Fees. Acquiror has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
ARTICLE V — REPRESENTATIONS AND WARRANTIES OF NUMEREX
     Acquiror and Numerex jointly and severally represent and warrant to Transferor that the statements contained in this Article V are correct and complete as of the Closing Date.
     5.1 Corporate Existence. Numerex is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Numerex is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business immediately after the Transaction would require it to be so qualified.

     5.2 Corporate Power and Authorization. Numerex has the power, authority and legal right to execute, deliver and perform the portions of this Agreement and the Related Documents to which it is a party. The execution, delivery and performance of this Agreement and the Related Documents by Numerex have been duly authorized by all necessary action. This Agreement has been, and the Related Documents to which Numerex will be a party will be, duly executed and delivered by Numerex, and this Agreement constitutes, and the Related Documents when executed and delivered will constitute, the legal, valid and binding obligations of Numerex enforceable against Numerex in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.
     5.3 Noncontravention. The execution, delivery and performance by Numerex of this Agreement and the Related Documents to which Numerex will be a party does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party to, (a) any existing law, ordinance, or governmental rule or regulation to which Numerex is subject, (b) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Numerex, (c) the charter documents or bylaws of Numerex, or (d) any material provision of any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Numerex is a party or by which Acquiror is otherwise bound. Except as aforesaid, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Numerex.
     5.4 Numerex Stock. The Numerex Stock when delivered to the Escrow Agent and to Transferor or its designees shall be duly authorized, validly issues, fully paid and non-assessable. All shares of Numerex Stock to be issued in connection with the Transaction will be free of liens, encumbrances, agreements and rights of any kind. Numerex has timely filed all reports required to be filed by it under the Securities and Exchange Act of 1934. The shares of Numerex Stock to be issued in connection with the Transaction will be issued pursuant to valid exemptions from registration under federal and state securities laws.
     5.5 Airdesk LLC. Numerex owns all of the outstanding membership interests in Acquiror and Acquiror is currently treated, and to the best of its knowledge will be treated on the Closing Date, as a disregarded entity under Section 301.7701-2(c)(2) of the U.S. Treasury Regulations.
     5.6 Rule 144 Eligibility. Numerex covenants and agrees that it will timely file all reports required to be filed by it with the Securities and Exchange Commission under the Securities Exchange Act of 1934 until such time as all of the shares of Numerex Stock to be received by Transferor hereunder have been sold under a registration statement or pursuant to Rule 144 promulgated under the Securities Act of 1933 or such shares are otherwise freely tradable without restriction under the Securities Act of 1933.

ARTICLE VI — COVENANTS OF TRANSFEROR AND LANG
     Transferor and Lang each covenants and agrees that, absent Acquiror’s advanced written consent, the Numerex Stock under Section 1.3(a)(i), (iii) and (iv) shall remain free and clear of any liens, pledges, security interests or encumbrances of any nature whatsoever for so long as any right to offset claims, Losses or other amounts against such Numerex Stock by Acquiror or Numerex remains and it remains subject to the Escrow Agreement. Furthermore, Transferor and Lang each covenants and agrees that Transferor’s existence shall be maintained in good standing for one (1) year following the Closing Date.
ARTICLE VII — TRANSFER AFTER THE CLOSING
     7.1 Further Instruments and Actions. From time to time after the Closing Date, upon request of Acquiror, Transferor, without further consideration but at Acquiror’s expense, shall reasonably cooperate with Acquiror and shall duly execute, acknowledge and deliver all such further deeds, assignments, transfers, and conveyances, and take such other actions and give such assurances as may be reasonably required to convey to and vest in Acquiror and to protect its right, title and interest in and enjoyment of the Assets of Transferor intended to be assigned, transferred and conveyed pursuant to and as provided in and subject to the provisions of this Agreement and as may be appropriate otherwise to carry out the transactions contemplated by this Agreement. Transferor shall promptly pay or deliver to Acquiror any amounts, assets or items which may be received by Transferor after the Closing which constitute Assets.
ARTICLE VIII — INDEMNIFICATION
     8.1 Survival of Representations and Warranties. All representations and warranties made by the parties in this Agreement or in Related Document in connection with negotiation, execution and performance of this Agreement shall survive the Closing for a period of twelve (12) months. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein.
     8.2 Indemnification by the Transferor. The Transferor shall indemnify, defend and hold Acquiror, its members, directors, officers, affiliates, successors, assigns and agents (collectively, the “Acquiror Indemnified Parties”) harmless from, against and in respect of, any and all claims, losses, damages, liabilities, expenses or costs, including reasonable attorneys’ fees, costs and expenses of investigation, penalties, interest and amounts paid in settlement incurred or to be incurred (“Losses”) by any of Acquiror Indemnified Parties by reason of, arising out of or related to:
          (a) any breach, inaccuracy, or nonfulfillment in or of any representation, warranty, covenant, agreement or undertaking of Transferor contained in this Agreement or in any Related Document, delivered pursuant hereto;
          (b) any Excluded Assets; or

          (c) claims or demands from, or relating to, the conduct of the Business prior to the Closing Date including but not limited to matters disclosed on Schedules 3.15 and 3.28 and claims of creditors of Seller, unless such claim or demand is assumed pursuant to Section 1.5; or
          (d) failure to comply with the Bulk Sales or Transfers Act portion of the U.C.C. as set forth under Pennsylvania law.
     8.3 Indemnification by the Acquiror. Acquiror shall indemnify, defend and hold Transferor, its directors, shareholders, officers, employees, affiliates, successors, assigns and agents (collectively, the “Transferor Indemnified Parties”) harmless from, against and in respect of, any Losses incurred or to be incurred by any of Transferor Indemnified Parties by reason of, arising out of or related to:
          (a) any breach, inaccuracy, or nonfulfillment in or of any representation, warranty, covenant, agreement or undertaking of Acquiror contained in this Agreement or in any Related Document;
          (b) any claims or demands arising from, or relating to the conduct of, the Business on or following the Closing Date; or
          (c) as set forth in Section 1.5(c).
     8.4 Notice of Claims. With respect to any matter as to which any of the Transferor Indemnified Parties or the Acquiror Indemnified Parties (the “Indemnified Person”) is entitled to indemnification from any other person or entity (the “Indemnifying Person”) under this Article VIII, the Indemnified Person shall have the right, but not the obligation, to contest, defend or litigate, and to retain counsel of its choice in connection with, any claim, action, suit or proceeding by any third party alleged or asserted against the Indemnified Person in respect of, resulting from, relating to or arising out of such matter, and the costs and expenses thereof shall be subject to the indemnification obligations of the Indemnifying Person hereunder; provided, however, that if the Indemnifying Person acknowledges in writing its obligation to indemnify the Indemnified Person in respect of such matter to the fullest extent provided by this Article VIII, then an Indemnifying Person shall be entitled, at its option, to assume and control the defense of such claim, action, suit or proceeding at its expense through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnified Person. Neither an Indemnified Person nor an Indemnifying Person shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld or delayed, and for purposes of this provision the “other party hereto” shall be: (a) Acquiror, for any Indemnified Person or Indemnifying Person who is one of the Transferor Indemnified Parties; and (b) Transferor, for any Indemnified Person or Indemnifying Person who is one of the Acquiror Indemnified Parties.

     8.5 Limitations on Indemnification . Notwithstanding any other provision in this Agreement to the contrary, a party shall not be liable to indemnify the other party until the aggregate of all claims for which indemnity is required to be made hereunder shall exceed $25,000. The Acquiror must first offset any claim for Losses under Section 8.2(b) or Section 8.2(c) against any amounts otherwise payable to the Escrow Agreement. In addition to amounts offset against amounts pursuant to the Escrow Agreement, the maximum aggregate obligation of the Transferor for which Acquiror Indemnified Parties may seek indemnification under this Agreement shall not exceed the dollar amount of Numerex Stock actually issued to Transferor by the Escrow Agent plus liabilities expressly assumed pursuant to Section 1.5. This Article VIII shall survive Closing.
ARTICLE IX — POST CLOSING MATTERS
     9.1 Discharge of Business Obligations. From and after the Closing Date, Transferor shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for those expressly assumed by Acquiror hereunder), including without limitation any liabilities or obligations to employees, trade creditors and clients of the Business.
     9.2 Maintenance of Books and Records. Each of Transferor and Acquiror shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date, except that certain tax records shall be preserved until the statute of limitations for such taxes has passed. After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefore, during regular business hours, to (i) the officers and employees of such party and (ii) the books of account and records of such party, but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors and representatives. A party may nevertheless destroy such records if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

     9.3 Tax Treatment. The parties will cooperate with each other and use their respective reasonable efforts to cause the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (A) not taking nor failing to take, any action that may jeopardize the Intended Tax Treatment and (B) reporting the transaction in a manner consistent with the Intended Tax Treatment; provided, however that Acquiror and Numerex make no representation or warranty that the Transaction will succeed in obtaining the Intended Tax Treatment.
ARTICLE X — MISCELLANEOUS
     10.1 Taxes. Transferor shall pay all federal, state and local taxes, if any, due as a result of the Transfer of the Assets in accordance herewith imposed by law on Transferor and Transferor shall indemnify, reimburse and hold harmless Acquiror in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.
     10.2 Expenses. Except as otherwise provided in this Agreement, each of Acquiror and Transferor shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby. Acquiror shall not assume any liabilities of Transferor related to such expenses.
     10.3 Contents of Agreement; Parties in Interest. This Agreement and the Related Documents set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among Acquiror and Transferor regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
     10.4 Assignment and Binding Effect. This Agreement may not be assigned by any of Acquiror, Transferor or Numerex without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Transferor, Acquiror and Numerex.
     10.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Acquiror and Transferor. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

if to Acquiror, to:
          Airdesk, LLC
          1600 Parkwood Circle SE
          Suite 200
          Atlanta, Georgia 30339
          Attention: Chief Executive Officer
          Fax No.: (770) 693-5951
          Phone No.: (770) 693-5950
With a required copy to:
          Numerex Corp.
          1600 Parkwood Circle SE
          Suite 200
          Atlanta, Georgia 30339
          Attention: Legal Counsel
if to Transferor, to:
          AirDesk, Inc.
          c/o Michael W. Lang
          8534 Highgrove Street
          Charlotte, NC 28277
          Fax No.: (704) 544-1850
          Phone No.: (704) 544-1377
With a required copy to:
          Duane Morris LLP
          30 South 17th Street
          Philadelphia, PA 19103
          Phone No.: (215) 979-1000
          Fax No.: (215) 979-1020
          Attention: Robert E. Kelly, Esquire and Richard L. Cohen, Esquire
or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.
     10.7 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Georgia. The parties hereto each (a) submit to the jurisdiction of any state or federal court sitting in Atlanta, Georgia in any action or proceeding arising out of or relating to this Agreement, (b) agree that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

     10.8 Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties hereto, and their shareholders, heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.
     10.9 Headings, Gender and Person. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a “person” herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.
     10.10 Schedules and Exhibits. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. The Schedules are sometimes referred to collectively as the “Disclosure Schedules.”
     10.11 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.12 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
     10.13 Press Releases and Public Announcements . No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Numerex may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities, in which case Numerex will use its reasonable best efforts to advise and consult with the Transferor prior to making the disclosure.
[Remainder of Page Intentionally Blank; Signature Page Follows]

     EXECUTED effective as of the date first above written by duly authorized officers of the parties hereto, intending to be legally bound hereby.

ACQUIROR:	AIRDESK, LLC
a Georgia limited liability company

Date: January 5, 2006	By:	/s/ Stratton J. Nicolaides

	Name:	Stratton J. Nicolaides
	Title:	President

TRANSFEROR:	AIRDESK, INC.
a Pennsylvania corporation

Date: January 5, 2006	By:	/s/ Michael W. Lang

	Name:	Michael W. Lang
	Title:	President
Accepted and agreed to specifically with regard to Sections 1.3(a) and 2.2(b) and Article V of this Agreement.

NUMEREX:	NUMEREX CORP.
a Pennsylvania corporation

Date: January 5, 2006	By:	/s/ Stratton J. Nicolaides

	Name:	Stratton J. Nicolaides
	Title:	Chairman and CEO
Signature Page to Asset Transfer Agreement